Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces First Quarter 2022 Financial Results

-	Advanced UpRi development across UPLIFT, UPGRADE, and UP-NEXT clinical trials

-	Prepared for expected initiation of patient dosing in Phase 1 clinical trials of XMT-1660 and XMT-2056 in mid-2022

-	Entered research collaboration and license agreement with Janssen, which provided $40 million upfront and has the potential for over $1 billion in milestones plus mid-single-digit to low-double-digit percentage royalties on net sales

-	Strengthened balance sheet

CAMBRIDGE, Mass., May 9, 2022 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the first quarter ended March 31, 2022.

“We believe that UpRi holds the potential to transform the treatment paradigm for patients with ovarian cancer. Our development strategy is designed to advance UpRi from platinum-resistant ovarian cancer with our potential UPLIFT data readout in 2023 into earlier lines of treatment with our UP-NEXT and UPGRADE trials,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “With a strengthened balance sheet and preparations to move XMT-1660 and XMT-2056 into the clinic in the near term, we look forward to delivering clinical data across all three of our platforms and building a leading ADC company.”

Strategic Goals, Recent Developments and Anticipated Milestones

•	Build UpRi, a Dolaflexin ADC targeting NaPi2b, into a Foundational Medicine in Ovarian Cancer:

-	Presented Analysis Supporting UPLIFT Trial Dose: An analysis from nearly 100 patients in the expansion cohort of the Phase 1 Upifitamab Rilsodotin (UpRi) clinical trial based on a June 10, 2021 data cut was presented at the 2022 Society of Gynecologic Oncology (SGO) Annual Meeting on Women’s Cancer. This analysis supported the decision to select 36mg/m2 as the dose for UPLIFT, given the observed efficacy in both the evaluable and intent to treat populations, fewer adverse events (AEs) including Grade 3 or higher AEs, longer duration of treatment, and fewer discontinuations relative to the higher dose group.

-	Expecting to Complete Enrollment in UPLIFT Registration Trial in 3Q 2022: UPLIFT is enrolling up to 180 patients with platinum-resistant ovarian cancer, including approximately 100 patients with high NaPi2b expression. The trial’s primary endpoint will evaluate efficacy in the NaPi2b high population.

-	Advancing Toward Initiation of Patient Screening in UP-NEXT Trial in 2Q 2022: UP-NEXT is a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. This trial has the potential to serve as a post-approval confirmatory trial, supporting the expansion of UpRi into earlier lines of therapy.

-	Enrolling UPGRADE Combination Trial: UPGRADE, the company’s Phase 1/2 umbrella trial of UpRi in combination with other agents, is currently dose escalating UpRi in combination with carboplatin. Mersana expects to disclose interim data from this cohort in Q4 2022, with a primary focus on safety and tolerability. UPGRADE is intended to inform the further development of UpRi in combination with other therapies used in platinum-sensitive ovarian cancer.

•	Build Out Pipeline of Highly Impactful Cancer Medicines

-	Planning to Initiate Phase 1 Clinical Trial of XMT-1660 in Mid-2022: XMT-1660 is a B7-H4-directed Dolasynthen ADC with a precise and target-optimized drug-to-antibody ratio (DAR) of 6 and Mersana’s clinically validated DolaLock microtubule inhibitor payload with controlled bystander effect. In April, the company presented preclinical data at the American Association for Cancer Research (AACR) Annual Meeting demonstrating that a single dose of XMT-1660 had anti-tumor activity in xenograft models of both triple-negative breast cancer and estrogen receptor positive breast cancer. The data presented also demonstrated that higher B7-H4 expression was associated with greater anti-tumor activity of XMT-1660, consistent with its targeted effect. In its Phase 1 clinical trial, the company expects to investigate XMT-1660 in B7-H4-expressing tumors such as breast, endometrial and ovarian cancers.

-	Planning to Initiate Phase 1 Clinical Trial of XMT-2056 in Mid-2022: XMT-2056, the company’s first Immunosynthen STING agonist ADC, targets a novel epitope of HER2 and is designed to offer a differentiated and complementary therapeutic approach to existing and emerging solid tumor treatments. In April, the company presented preclinical data at the AACR Annual Meeting demonstrating that XMT-2056 had robust anti-tumor activity as a monotherapy in both high and low HER-2 expressing models. The data showed XMT-2056’s complementary mechanism of action also resulted in increased efficacy across a number of models in combination with trastuzumab, pertuzumab, anti-PD-1 and trastuzumab deruxtecan. In its Phase 1 clinical trial, the company expects to investigate XMT-2056 in HER2-expressing tumors such as breast, gastric and non-small-cell lung cancers.

-	Maintaining Pipeline Prioritization Discipline: Based on the lower prevalence of the NaPi2b biomarker in non-small cell lung cancer, the increasingly competitive nature of this indication and the company’s commitment to remain financially disciplined, Mersana has decided to discontinue the development of XMT-1592. Additionally, the company has decided to defer certain investments in its preclinical pipeline, including two of its earlier-stage candidates, XMT-2068 and XMT-2175.

•	Build Mersana with Strategic Partners:

-	Announced New Collaboration with Janssen: In February, the company announced a research collaboration and license agreement with Janssen Biotech, Inc. to discover novel ADCs for up to three targets by leveraging Mersana’s Dolasynthen platform and ADC expertise and Janssen’s antibodies. As part of the agreement, Mersana received a $40.0 million upfront payment and has the potential to receive more than $1.0 billion in total milestone payments and mid-single-digit to low-double-digit percentage royalties on future net sales.

First Quarter 2022 Financial Results

•	Net cash used in operating activities in the first quarter of 2022 was $8.0 million. Cash and cash equivalents as of March 31, 2022, were $230.1 million, compared to $177.9 million in cash and cash equivalents as of December 31, 2021. This increase reflects the receipt of the $40.0 million upfront payment from Janssen and proceeds from the sale of Mersana common stock through its at-the-market (ATM) equity offering program, partially offset by operating spend. The company expects that its available funds will be sufficient to support its operating plan commitments well into the second half of 2023.

•	Research and development (R&D) expenses for the first quarter of 2022 were $35.8 million, compared to $27.4 million for the same period in 2021. Included in first quarter 2022 R&D expenses was $2.9 million in non-cash stock-based compensation. The year-over-year increase in R&D expenses was primarily related to greater headcount, preparations for the clinical advancement of XMT-1660 and XMT-2056, and increased UpRi manufacturing and clinical costs.

•	General and administrative (G&A) expenses for the first quarter of 2022 were $12.8 million, compared to $7.2 million during the same period in 2021. Included in first quarter 2022 G&A expenses was $2.6 million in non-cash stock-based compensation. The year-over-year increase in G&A expenses was primarily related to an increase in consulting and professional fees, and increased headcount.

•	Net loss for the first quarter of 2022 was $47.3 million, or $0.59 per share, compared to a net loss of $34.7 million, or $0.50 per share, for the same period in 2021.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss its financial results for the first quarter of 2022 and business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 4289737. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for at least 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer, as well as in UPGRADE, a Phase 1/2 umbrella trial evaluating UpRi in combination with other ovarian cancer therapies. Mersana’s early-stage programs include XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, a STING-agonist ADC developed using the company’s Immunosynthen platform and targeting a novel epitope of human epidermal growth factor receptor 2 (HER2). In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana Therapeutics was recently named among the 2021 Top Places to Work in Massachusetts by The Boston Globe. Mersana routinely posts information that may be useful to investors on the “Investors and Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning the therapeutic potential of Mersana’s product candidates; the potential of Mersana’s platforms and technology; the design, progression, timing and objectives of Mersana’s clinical trials or preclinical studies and the release of data from those studies and trials; the completion of enrollment in the UPLIFT clinical trial; Mersana’s anticipated initiation of its UP-NEXT clinical trial of UpRi and of its Phase 1 clinical trials of XMT-1660 and XMT-2056; the timing of the announcement of data from its clinical trials, including UPLIFT and UPGRADE; the development and potential of Mersana’s pipeline of ADC candidates; Mersana’s expected cash runway; and potential milestone and royalty revenues under Mersana’s collaboration and license agreements. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation of clinical trials and in the clinical development of Mersana’s product candidates; the risk that Mersana’s anticipated clinical trials may not be initiated on schedule, if at all; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; risks to clinical trial site initiation, patient enrollment and follow-up, as well as to Mersana’s abilities to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; the risk that Mersana’s projections regarding its expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$230,057	$177,947
Working capital(1)	185,007	141,375
Total assets	258,267	206,111
Total stockholders' equity	140,526	121,741

(1) The company defines working capital as current assets less current liabilities. See the company's condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended
	March 31, 2022	March 31, 2021
Collaboration revenue	$2,036	$11
Operating expenses:
Research and development	35,806	27,415
General and administrative	12,782	7,208
Total operating expenses	48,588	34,623
Total other income (expense), net	(706)	(81)
Net loss	$(47,258)	$(34,693)
Net loss per share attributable to common stockholders — basic and diluted	$(0.59)	$(0.50)
Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	79,928,591	68,987,857

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com